Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

**MXE - Q4 2009 MXenergy Earnings Conference Call

Event Date/Time: Oct 21, 2009 / 02:00PM  GMT

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

CORPORATE PARTICIPANTS

Robi Artman-Hodge

MXenergy Holdings Inc. - EVP

Jeffrey Mayer

MXenergy Holdings Inc. - President, CEO

Chaitu Parikh

MXenergy Holdings Inc. - CFO

PRESENTATION

Operator

Good day ladies and gentlemen and welcome to the Fourth 2009 MXenergy Earnings Conference Call. My name is Louisa and I’ll be your operator for today. At this time, all participants are in listen only mode. We will conduct a question and answer session towards the end of this conference.

(Operator Instructions)

I would now like to turn the call over to Ms Robi Artman-Hodge, the Executive Vice President. Please proceed, ma’am.

Robi Artman-Hodge  — MXenergy Holdings Inc. - EVP

Thank you, Louisa, and good morning, everyone. I’m Robi Artman-Hodge the Executive Vice President of MXenergy Holdings Inc. Today we will be reviewing our financial results for the fiscal year ended June 30, 2009. During the call MXenergy Holdings Inc. may also be referred to as MXenergy, the Company, we or us. Before we begin though, I would like to remind you that certain statements made during this conference call, which are not based on historical facts, may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Because these forward-looking statements involve known and unknown risks and uncertainties there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements.

Such factors include those risks described in our annual report on Form 10-K for the year ended June 30, 2009. All information is current as of the date of this call and the company undertakes no duty to update this information.

We will take questions at the end of the call as Louisa mentioned. Due to SEC disclosure regulations we will be limited to commenting on information that is already been made available to the public by the company. We will not be able to address events occurring after June 30, 2009, which have not previously been disclosed.

I am joined today by Jeffrey A. Mayer, President and Chief Executive Officer of MXenergy and by Chaitu Parikh, our Chief Financial Officer. And now I’ll turn the call over to Jeff Mayer for an overview of our operating results.

Jeffrey Mayer  — MXenergy Holdings Inc. - President, CEO

Thank you very much, Robi, and good morning to everyone. Today we’re reviewing our results for the fiscal year ended June 30, 2009. Fiscal year 2009 was an eventful year for MXenergy. As we previously reported our former revolving credit and hedge facilities were due to mature during the summer of 2009 specifically July 31.

Tightening credit markets, volatile energy prices and our debt structure did not permit an easy renewing of our facility with the then current bank group. Instead we were left with the alternatives of selling the company, replacing the financing facility or bringing in new equity. I am pleased to report that on September 22, 2009, we secured new financing. As a condition of the new financing we restructured our debt through a successful tender offer which involved the following.

First, our debt obligations were reduced from over $190 million to approximately $74 million. Second, over 95% of our old unsecured notes were replaced by new notes with a maturity date of 2014. Third, we created three new classes of common stock and issued stock to these three classes: First, the holder of our new notes. Second, to the provider of our new financing facility RBS Sempra and third, to our old shareholders including our preferred stockholders who converted their preferred stock to common stock.

And then finally as part of this restructuring we restructured our board, which now has nine members, five of whom were nominated by the new noteholders, one of whom was nominated by RBS Sempra and the balance of whom represent the former common stockholders.

Our new financing facility includes a supply and hedged facility with RBS Sempra, which I’ll refer to here as the Commodities Supply Facility. The Ccommodities Supply Facility is an exclusive supply and hedging arrangement for both natural gas and electricity as compared with the former facilities that included only natural gas.

The facility provides us with a stable supply and hedging arrangement for a minimum of three years. A summary of the significant components of the restructuring as well as the material terms of the Commodity Supply Ffacility have been provided in Form 10-K for fiscal year 2009, if you wish to review them further.

As a result of these changes we are now able to return to our established marketing channels and products. The Commodities Supply Facility allows us to market fixed price products for up to two years in length, which is less restrictive than the shorter term product that we could offer under the former credit and hedged facilities.

Though the transaction closed less than one month ago and after a fiscal year filled with many distractions as you can expect, we now have turned our focus on the implementation of our operating plan for fiscal year 2010.

Our financial results for fiscal year 2009 were mixed. Our sales mix was 85% natural gas and 15% electricity for fiscal year 2009 as compared with 89% natural gas and 11% electricity during the prior fiscal year.

Adjusted earnings before interest, tax, depreciation and amortization, stock compensation and unrealized gains or losses from risk management activities, what we refer to as adjusted EBITDA, was approximately $44 million for fiscal year 2009, which was comparable to the prior fiscal year.

Higher electricity gross profit (including fee revenues but excluding unrealized losses from risk management activities) was offset by lower natural gas gross profit (including fee revenues, but excluding unrealized losses from risk management activities) as well as higher operating expenses.

Natural gas gross profit (including fee revenues, but excluding the unrealized gains and losses from risk management activities) comprised 81% of our total gross profit for fiscal year 2009 as compared to 91% for the prior fiscal year.

Gross profit per MMBtu of natural gas sold decreased approximately 7% to a $1.79 for fiscal year 2009 from $1.94 for the same year in the prior fiscal year. The volume of natural gas MMBtu’s sold was 1% higher for fiscal year 2009 as a result of greater consumption by our customers due in part to colder winter weather across our natural gas territories. Although average natural gas RCEs were 6% lower overall for fiscal year 2009 most the decrease in customers occurred after the winter months when our customers typically consume the most gas. We served a comparable number of average natural gas RCEs during the first nine months of fiscal year 2009 and 2008.

Electricity gross profit (including fee revenues but excluding unrealized gains and losses from risk management activities) comprised about 19% of our total gross profit during fiscal year 2009 as compared to only 9% in the prior fiscal year. Gross profit per megawatt hour sold increased approximately 63% to $26.14 for fiscal year 2009 from $16.08 for the prior fiscal year.

The volume of electricity megawatt hours sold was 34% higher during fiscal year 2009 due primarily to a 28% increase in average electricity RCEs served for the period. You should be aware that we continue to review potential expansion of our geographic footprint in both natural gas and electricity.

Total operating expenses were $8 million higher for fiscal year 2009 as compared with the prior fiscal year primarily due to a higher provision for doubtful accounts and incremental operating expenses related to activities connected with the debt and equity restructuring.

These increases were partially offset by lower advertising and marketing expenses, which primarily resulted from restrictions placed on us by our liquidity constraints and by amendments to our former credit facility during fiscal year 2009.

Deteriorating economic conditions resulted in higher charge offs, higher allowance for doubtful accounts requirements and increased credit-related attrition in our markets during fiscal year 2009 as compared with the prior fiscal year. This was particularly true for markets where LDCs do not guarantee our customer accounts receivable such as in our Georgia natural gas market and our Texas electricity markets.

LDC guaranteed markets, such as our Ohio, Michigan, and Indiana markets experienced increased credit-related attrition as well. As explained on previous calls, during fiscal year 2009 we initiated aggressive actions to disconnect service to delinquent customers and to enhance credit standards for existing and prospective customers.

In addition to contributing to higher attrition our enhanced credit standard resulted in an increase in the number of potential new customers that were denied service due to credit quality concerns. As we reported previously, during the first six months of fiscal year 2009 our business experienced liquidity constraints due to a sharp drop in the price of natural gas.

In addition to our banking and hedging providers requiring us to complete a financial restructuring, they placed limitations on our hedging abilities and forced us to conserve cash. As such our organic sales efforts were reduced and we were limited in products that we could offer to both renewal customers and customers who wish to cancel prevailing contracts.

And if I could clarify there, when we referred to the impact of the sharp drop in the price of natural gas, we were referring to its impact on the value of our storage, which of course, was part of our working capital collateral base.

Average annual in-contract attrition was approximately 34% for fiscal year 2009, which grew from 20% average in-contract customer attrition experienced for the prior fiscal year. In-contract attrition was particularly high during the three months end March 31, 2009, and the six months ended June 30, 2009 as compared with the first six months of the fiscal year and the same six-month period during fiscal year 2008.

There were a few reasons for higher in-contract attrition. First, we had an expected increase in attrition in Georgia related to the Catalyst acquisition completed in October 2008. With each acquisition MXenergy expects and typically experiences an increase in attrition from our normal levels.

Second, as a result of hedging limitations placed on us by amendments to the Hhedge Facility, we have fewer contract options to offer customers who call to terminate their contracts and we’re particularly limited by our inability to extend contracts sufficiently to offer a substantively lower blended fixed rate. Third, we continued our aggressive approach toward disconnecting service to customers that were delinquent on account balances, which sped up the loss of customers in our non-guaranteed markets.

And fourth, deteriorating economic conditions during fiscal year 2009 resulted in credit-related attrition that was higher than historical levels. As I have mentioned on previous calls, we diligently review the credit worthiness of our customer portfolio and adjust it to market conditions. Given the current environment we made the decision to further enhance the credit quality of our new customers and this resulted in credit rejection of a number prospective new customers that we might otherwise have enrolled.

We also limited the number and term of fixed rate offers during this period of substantially lower commodity prices. Lower prices brought increased customer demand for longer term fixed rate contracts that we could not provide. This resulted in lost customer acquisition opportunities.

And finally, to conserve cash we curtailed certain marketing and sales activities, which resulted in a reduction in sales channels aand  a reduction in enrollments. As a result of that decision we believe the number of new customers acquired during the period was less than what would have been acquired had we continued in our normal course.

As I mentioned previously, the company experienced significant distractions during fiscal year 2009 and though we worked very hard to maintain excellent SOX control, that’s Sarbanes-Oxley controls, we experienced certain errors in our accounting records that were not properly identified by the normal review process as well as certain revenue recognition errors resulting from incomplete or inaccurate reports.

None of these errors were financially material, and almost all of them were, in fact, caught as a result of our own efforts. But they indicated that our controls were not as robust as they needed to be. As a result, we concluded that the company had a material weakness in its controls over financial reporting. Given the organization can now fully focus on our day-to-day operations, we intend to increase our controls vigilance and enhance those controls as necessary to ensure that we will be SOX compliant during fiscal year 2010. I will now turn the call over to Chaitu Parikh, our Chief Financial Officer, for a more detailed discussion of our quarterly financial results and our liquidity position. Chaitu?

Chaitu Parikh  — MXenergy Holdings Inc. - CFO

Thank you, Jeff. For purposes of this commentary I will address our results of operation on an adjusted EBITDA basis, which excludes the effects of interest, income taxes, depreciation, amortization and stock compensation expenses as well as unrealized gains and losses from risk management activities.

We believe that adjusted EBITDA is a better measure for assessing results from ongoing operations for our business. Adjusted EBITDA was approximately 44 million for fiscal year 2009, which represents a 3% decrease from the prior fiscal year. Higher electricity gross profit was more than offset by the combination of lower natural gas gross profit, higher reserves and discounts expenses and higher expensed—[edited by the Company for clarification] amortization expenses.

The impact of rapidly rising or falling commodity prices varies greatly depending on the period of time in which they occur during our fiscal year. Although operating results for a full 12-month period may not be materially impacted by such trends due to the company’s commodity hedging and contract pricing strategies, commodity price movements can have a material short-term impact on monthly and quarterly operating results.

Certain impacts recognized during one or more reported quarters when we’re accumulating natural gas supply will reverse during a subsequent reporting quarter when natural gas inventory is delivered to customers. Two such impacts include: realized gains or losses from risk management activities, recognizing the cost of goods sold that directly relate to natural gas inventories not yet sold to customers, and changes in the market price of natural gas that result in adjustments to cost of goods sold due to the revaluation of natural gas inventories that has not yet been sold to customers.

These timing differences result in a combined $20.2 million decrease in natural gas gross profit during fiscal year 2009. Excluding the impact of these timing adjustments natural gas gross profit increased approximately $12.9 million or 13% for fiscal year 2009 as compared with the prior year, prior fiscal year.  [Note that the Company has added “$” where appropriate for clarification throughout Mr. Parikh’s portion of the call.]

This was due to higher volume of natural gas sold, higher fees earned from customers and a favorable pricing environment in certain of our markets. We expect the impact of these timing differences to reverse in the 2010 fiscal year.

Electricity gross profit excluding unrealized gains or losses from risk management activities rose 117% to $22 million for fiscal year 2009. Higher electricity sales and gross profit were driven by higher average electricity ERCs, which increased 28% during fiscal year 2009 and warmer temperatures in our electricity markets.

Higher average electricity ERCs were primarily due to strong organic growth during fiscal year 2008 and the first quarter of fiscal year 2009 particularly in our Texas, Connecticut and New York markets. Higher gross profit per megawatt hour sold also contributed to the overall increase in electricity gross profit.

Total operating expenses increased $8.1 million in fiscal year 2009 as compared to the same period in the prior fiscal year. Reserves and discounts increased $8 million or 112% for the current fiscal year principally due to higher sales in our Georgia and Texas markets where the LDCs due not guarantee customer accounts receivable and where a general deterioration of economic conditions have had a negative impact on our collections of customer accounts receivable and additional provisions for doubtful accounts related to the proposal of accounts acquired from Catalyst in October 2008.

We also experienced higher contractual discounts in our guaranteed LDC territories, which is primarily due to the following factors. First, total revenues within guaranteed markets increased approximately 9% during fiscal year 2009.

Second, changes in concentrations of revenue by market contributed to a generally higher weighted average discount rate for fiscal year 2009. Revenues decreased within certain guaranteed markets with weighted average discount rates that are lower than the overall average, such as our markets in Ohio,while revenues increased within certain markets where the weighted average discount rates exceed our overall average rates, such as our markets within Connecticut and New York.

And finally, two markets in New York converted from a non-guaranteed to guaranteed markets during the fourth quarter of fiscal year 2009. General and administrative expenses were $2.3 million or 53% lower in the current fiscal year as lower salaries and employees benefit expenses and lower professional fees were partially offset by higher customer care, billing and collection-related expenses.

Higher customer care expenses were partially due to broader collection efforts and a higher volume of calls from, and correspondence with customers, which generally resulted from the declining economic conditions in many of our markets. Advertising and marketing expenses were $2.4 million or 52% lower in fiscal year 2009 due to curtailment of sales and marketing activity in response to our overall liquidity position.

Depreciation and amortization expenses increased approximately $4.8 million or 15% in the current fiscal year principally due to higher amortization of customer acquisition costs that results from the general increase in customers from prior periods and our shift to direct marketing activities beginning in fiscal year 2008 for which costs are typically capitalized and amortized in future years.

Net interest expense increased $11.2 million or 33% during fiscal year 2009 as compared with the same period in the prior fiscal year. This is primarily due to the following factors: interest and fees associated with our amended revolving credit facility was significantly higher in fiscal year 2009 due to incremental interest expense associated with bridge loans, and higher letter of credit fees.

Amortization of deferred financing costs was significantly higher for fiscal year 2009 as a result of the deferral of approximately $8.7 million of incremental financing costs associated with facility amendments.

Interest income, which is netted against interest expense was significantly reduced for fiscal year 2009 due primarily to lower rates earned on our cash accounts. These increases in interest expense were partially offset by decreases in the variable interest rate on the floating rate notes to 2011 during the latter half of fiscal year ‘08 and during fiscal year 2009.

During fiscal year 2009 our cash and cash equivalents decreased by approximately $48.7 million to a balance of $23.3 million at the end of the period. Cash was used in or provided by the following material operating, investing and financing activities during the year: $48.1 million of cash was used for operating activities during the period, primarily due to the transfer of $75 million of cash to a restricted account, which was held as security for all obligations under the former revolving credit facility.

$12 million was provided by borrowings under the denim credit facility in September 2008, which was required by an amendment to the revolving credit facility. $10.4 million was provided by the bridged financing loans in November 2008 of which $5 million was repaid in April 2009.

$15.3 million was used for investment and customer acquisition costs throughout the period, and $1.6 million was used to purchase natural gas inventories and customers as a cost of the acquisition of Catalyst Natural Gas in October 2008.

Other than cash generated from sales to customers our primary source of liquidity as of June 30, 2009 was our revolving credit facility, which we primarily used to post letters of credit required to effectively operate within the markets that we serve.

At June 30, 2009 the total available borrowing base under our revolving credit facility was $147.8 million, of which the maximum we could utilize was $115 million as a result of various amendments to the revolving credit facility. As of June 30, 2009, $96.3 million of availability was utilized in the form of outstanding letters of credit.

The sharp drop in natural gas market prices during the first six months of fiscal year 2009 resulted in a significant reduction in the available borrowing base under our revolving credit facility. The reduced borrowing base screened our ability to operate effectively within the markets that we serve without material amendments to the revolving credit facility. Ultimately, this lead to a material restructuring of our debt and equity instruments.

As Jeff previously indicated we consummated our debt and equity restructuring on September 22, 2009. We believe the restructuring in general and the new Commodity Supply Facility in particular will have positive impacts on our overall liquidity position and operating facility.

The restructuring allowed us to significantly reduce our debt obligations and is expected to reduce future debt service costs. In addition, certain constraints placed on us by amendments to our former credit facility have now been lifted including limitations related to our ability to draw cash from our credit facility for operations, the maximum amount of natural gas that we’re allowed to retain in inventory, the maximum amount available to us under our credit facility to meet collateral requirements or other credit needs, the amounts we can spend on marketing activities and the types of products we can offer to our customers.

We’re very pleased with our new Commodity Supply Facility partners and the entire organization is focused on implementing our fiscal year 2010 business plan. I’ll now turn the call back to Jeff Mayer.

Jeffrey Mayer  - MXenergy Holdings Inc. - President, CEO

Thank you, Chaitu, and I think Louisa it’s time for us to open it up to questions. Thank you all for joining us today and we do appreciate your continued interest in the company. Let’s open it up to questions, Louisa.

QUESTION AND ANSWER

Operator

Sure. (Operator Instructions)

And at this time we have no questions.

Jeffrey Mayer  - MXenergy Holdings Inc. - President, CEO

Okay very good. Louisa, thank you very much. Let’s just ask the group one more time to make sure everybody has a chance to ask a question if they’d like.

Operator

(Operator Instructions)

Jeffrey Mayer  - MXenergy Holdings Inc. - President, CEO

Okay very good. Thank you, Louisa. Robi?

Robi Artman-Hodge  - MXenergy Holdings Inc. - EVP

Okay if there are no further questions I want to thank all of you for joining us today. A replay of this conference call will be available starting this afternoon for the next 30 days at the Investor Relations link at www.mxholdings.com. Additionally a transcript of today’s teleconference will be available within the next ten days via the Investor Relations link at also www.mxholdings.com. We appreciate your continued interest in MXenergy and look forward to having you on future calls with us. Have a great day.

Jeffrey Mayer  - MXenergy Holdings Inc. - President, CEO

Thank you, all.

Operator

Thank you for your participation in today’s conference. This now concludes the presentation. You may now disconnect and have a great day.

DISCLAIMER

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION  PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

©  2009 Thomson Reuters. All Rights Reserved.